Exhibit 99.1

LHC Group, Inc. Prices Initial Public Offering
Thursday June 9, 8:01 am ET

LAFAYETTE, La.—(BUSINESS WIRE)—June 9, 2005—LHC Group, Inc. (NASDAQ: LHCG — News) today announced the pricing of its initial public offering of 4,800,000 shares of its common stock at a price of $14.00 per share. 3,500,000 shares are being offered by LHC Group along with 1,300,000 shares that are being sold by certain stockholders of LHC Group. LHC Group will receive no proceeds from the sale of shares by the selling stockholders. LHC Group’s common stock is expected to begin trading on the NASDAQ National Market under the symbol “LHCG” on June 9, 2005.

The managing underwriters of the offering are Jefferies & Company, Inc. and Legg Mason Wood Walker, Incorporated. The underwriters have been granted an option for a period of 30 days following the offering to purchase up to an additional 720,000 shares from certain stockholders solely to cover over-allotments, if any.

Registration statements relating to these securities were filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Offers may only be made by means of a written prospectus. A copy of the final prospectus relating to the offering may be obtained from: Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, NY 10022; and Legg Mason Wood Walker, Incorporated, 100 Light Street, Baltimore, MD 21202.

About LHC Group, Inc.

LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

Contact:
Porter, LeVay & Rose, Inc.
Investor Relations:
Michael Porter, 212-564-4700
Fax: 212-244-3075
www.plrinvest.com
or
LHC Group, Inc.
R. Barr Brown, 337-233-1307

Source: LHC Group, Inc.